Exhibit 10.2
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*** - Commercially Sensitive Information Redacted], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED SUPPLY AGREEMENT

between

CRONOS GROWING COMPANY INC.

and

PEACE NATURALS PROJECT INC.

dated as of

JUNE 20, 2024

AMENDED AND RESTATED SUPPLY AGREEMENT
This Amended and Restated Supply Agreement, dated as of June 20, 2024 (this “Agreement”), is entered into between CRONOS GROWING COMPANY INC., a corporation incorporated under the federal laws of Canada (“Seller”), and PEACE NATURALS PROJECT INC., a corporation existing under the laws of Canada (“Buyer”, and together with Seller, the “Parties”, and each, a “Party”).
WHEREAS, Buyer is a party to the USA (as defined herein) of the Seller;
AND WHEREAS, Buyer and certain of its Affiliates are in the business of purchasing, selling and distributing cannabis and cannabis-related products;
AND WHEREAS, Seller is in the business of growing, cultivating, extracting, Producing (as defined herein) and selling certain cannabis and cannabis related products;
AND WHEREAS, Seller and Buyer entered into an Amended and Restated Supply Agreement dated August 21, 2023 (the “Second Amending Agreement”) under which Seller agreed to provide Buyer and its Affiliates with a right to purchase Products Produced by the Seller;
AND WHEREAS, Seller and Buyer wish to amend and restate the Second Amending Agreement and agree that all further sales by Seller and purchases by Buyer and its Affiliates of Products Produced by the Seller shall be governed by the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend and restate the Second Amending Agreement in its entirety as follows:
Article I.
DEFINITIONS
Section I.1Capitalized terms have the meanings set forth or referred to in this Article I.
“Acceptable Fluctuation Range” has the meaning set forth in Section 7.02(b).
“Action” means any actual or threatened claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, investigative, regulatory or other, whether at law, in equity or otherwise.
“Actual Production” means the actual quantity of Products, measured by weight, that the Seller produced using all available cultivation space in the Facility over the course of a given period.
“Adjustment Amount” has the meaning set forth in Section 4.02(b).

“Affiliate” of a Person means any other Person which, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person, or directly or indirectly Controls such Person or is directly or indirectly Controlled by a Person which also, directly or indirectly, Controls such Person. For the avoidance of doubt, each of Cronos Israel G.S. Cultivation Ltd., Cronos Israel G.S. Manufacturing Ltd., Cronos Israel G.S. Store Ltd. and Cronos Israel G.S. Pharmacy Ltd, are Affiliates of Buyer for purposes of this Agreement.
“Agreement” means this Amended and Restated Supply Agreement, the Quality Agreement, any Purchase Orders issued pursuant to this Agreement, and all schedules, exhibits, attachments or appendices specifically referenced herein or therein.
“Anti-Money Laundering Laws” has the meaning set forth in Section 6.01(f).
“Applicable Laws” means: (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation (including, but not limited to the Cannabis Act and the Excise Act (Canada)), provincial laws pertaining to the sale and distribution of cannabis or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory instrument, policy, practice, protocol, guideline or directive; or (d) any franchise, license, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Regulatory Authority and having the force of law, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person.
“Audit Objection Notice” has the meaning set forth in Section 4.08(d).
“Available Monthly Quantity” has the meaning set forth in Section 2.06(b).
“BertCo” means 1382296 Ontario Limited.
“Business Day” means a day other than a Saturday, a Sunday or a day observed as a statutory or bank holiday in Toronto, Ontario.
“Buyer” has the meaning set out in the preamble of this Agreement.
“Buyer Affiliate” has the meaning set forth in Section 14.17(a).
“Buyer Option Amount” means a quantity of Products constituting 70% of the Stub Year Forecasted Production Capacity or 70% of the Forecasted Production Capacity, as applicable.
“Buyer Party” means Buyer or any Affiliate of Buyer.
“Cannabis Act” means the Cannabis Act (Canada), as it may be amended, supplemented or replaced from time to time and all regulations promulgated thereunder, including the Cannabis Regulations.

“Cannabis Licenses” means all Licenses related to cannabis, including Licenses to plant, grow, cultivate, extract, produce, process, store, destroy, sell, provide, ship, deliver, transport or distribute cannabis under Applicable Laws.
“CFPOA” has the meaning set forth in Section 6.01(f).
“Claim” means any Action brought against a Person entitled to indemnification under Article XI.
“COA” means a certificate of analysis issued by an independent third party analytical testing laboratory approved by Health Canada.
“Commitment Month” has the meaning set forth in Section 2.06(a).
“Complaint” has the meaning set forth in Section 9.07.
“Confidential Information” has the meaning set forth in Section 8.01.
“Confirmation” has the meaning set forth in Section 2.11(a).
“Consulting Services Agreement” means the consulting services agreement between Seller and BertCo dated June 20, 2024.
“Control” means:
a)when applied to the relationship between a Person and a corporation, the beneficial ownership by such Person at the relevant time of shares of such corporation: (A) carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation, or (B) representing more than 50% of the equity value of the corporation;
b)when applied to the relationship between a Person and a partnership or joint venture, (A) the beneficial ownership by such Person at the relevant time of: (1) more than 50% of the voting interests of the partnership or joint venture, or (2) partnership or joint venture interests representing more than 50% of the equity value of the partnership or joint venture and (B) it can be reasonably expected that the Person directs the affairs of the partnership or joint venture; or
c)when applied to the relationship between a Person and a limited partnership, the beneficial ownership at the relevant time of: (A) shares of the general partner or general partners of such limited partnership carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such general partner or general partners such that it can reasonably be expected that the Person directs the affairs of the limited partnership, or (B) partnership interests representing more than 50% of the equity value of the limited partnership; and

d)the term “Controlled by” has a corresponding meaning; provided that a Person (the “first-mentioned Person”) who Controls a corporation, partnership, limited partnership or joint venture (the “second-mentioned Person”) shall be deemed to Control a corporation, partnership, limited partnership or joint venture which is Controlled by the second-mentioned Person and so on.
“Deficient Monthly Quantity” has the meaning set out in Section 2.06(b)(i).
“Delivery Date” means the delivery date for Products ordered hereunder that is set forth in the applicable Purchase Order.
“Delivery Location” means the street address for delivery of the Products specified in the applicable Purchase Order.
“Direct Claim” has the meaning set forth in Section 11.03.
“Disclosing Party” has the meaning set forth in Section 8.01.
“Disputed Amounts” has the meaning set forth in Section 4.08(a).
“Effective Date” means the date first set forth above.
“Encumbrance” means mortgages, charges, pledges, hypothecs, security interests, liens (statutory or other), encumbrances, actions, adverse claims, right of first refusal, right of first option or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership and any rights or privileges capable of becoming any of the foregoing.
“Excess Monthly Product” has the meaning set forth in Section 2.05(a).
“Exclusive Strains” means strains that Buyer has the exclusive right to purchase from Seller.
“Existing Customer” means a third party purchaser (other than Buyer) of Product that, as of the relevant time, has: (i) a written contract that is currently in effect that includes a firm commitment to purchase an average of no less than 50 kilograms of Product per month from Seller over a 12 month period; or (ii) purchased Product from Seller in four or more separate months within the trailing 12 month period.
“Facility” means the facility, with an address of 609 Road 3 East and 575 Road 3 East in the town of Kingsville, Ontario, where the Seller undertakes the Production of the Products.
“Fault Percentage” has the meaning set forth in Section 7.04(c).
“FCPA” has the meaning set forth in Section 6.01(f)
“Forecasted Production Capacity” means the maximum quantity of Products measured by weight that the Seller would be able to produce using all available cultivation space in the

Facility over the course of a 12-month period, as mutually agreed to by the Parties in accordance with Section 2.02(a).
“Forecasts” has the meaning set forth in Section 2.11.
“Force Majeure Event” has the meaning set forth in Section 14.20.
“Forced Labour” means labour or services described in the definitions of “child labour” or “forced labour” in the Fighting Against Forced Labour and Child Labour in Supply Chains Act (Canada), and also includes indentured, bonded, coerced, prison or slave labour, and labour obtained through human trafficking.
“Good Production Practices” means Good Production Practices as defined in the Cannabis Act.
“HST” means harmonized sales tax, or goods and services tax, imposed under the HST Act (or any provincial or territorial legislation imposing sales tax, harmonized sales tax or goods and services tax).
“HST Act” means Part IX of the Excise Tax Act (Canada).
“Indemnifiable Claim” has the meaning set forth in Section 11.03.
“Indemnified Parties” has the meaning set forth in Section 11.01.
“Indemnifying Party” has the meaning set forth in Section 11.01.
“Independent Accountant” has the meaning set forth in Section 4.08(a).
“Information Credit” has the meaning set forth in Section 2.08(a)(i).
“Information Deadline” has the meaning set forth in Section 2.08(a).
“Intellectual Property Rights” means (i) all intellectual and industrial property of any kind whatsoever including patents, Know-How, Trade Secrets, registered trademarks, registered designs, utility models, applications for and rights to apply for any of the foregoing, unregistered design rights, unregistered trademarks, trade names, rights to prevent passing off or unfair competition and copyright, database rights, topography rights, plant breeders’ rights, proprietary rights in biological materials and germplasm, and any other rights in any invention, discovery or process, in each case in Canada and all other countries in the world and together with all renewals, extensions, continuations, divisionals, reissues, re-examinations and substitutions, and (ii) all vested, contingent and future rights, in any jurisdiction, to all of the foregoing under any applicable statutory provision or common law principle, and all rights of action, powers and benefits relating thereto, including the right to bring proceedings and claim or recover damages or other remedies in relation to any infringement.
“Invoice Price” has the meaning set forth in Section 4.01(a).

“Know-How” means all information not publicly known or not independently developed by a third party that is used or required to be used in or in connection with any product existing in any form (including, but not limited to that comprised in or derived from horticultural, engineering, chemical and other data, specifications, formulae, experience, drawings, manuals, component lists, instructions, designs and circuit diagrams, brochures, catalogues and other descriptions) and relating to:
a)the cultivation, growing, design, development, manufacture or production of any products;
b)the design or retrofitting of any building;
c)the operation of any process;
d)the provision of any services;
e)the selection, procurement, construction, installation, maintenance or use of raw materials, plant, machinery or other equipment or processes;
f)the rectification, repair or service or maintenance of products, plant, machinery or other equipment;
g)the supply, storage, assembly or packing of raw materials, components or partly manufactured or finished products; or
h)quality control, testing or certification.
“Licenses” means all licenses required from Regulatory Authorities under Applicable Law necessary for the performance of the obligations under this Agreement.
“Losses” has the meaning set forth in Section 11.01.
“Minimum Monthly Quantity” has the meaning set forth in Section 2.06(a).
“Monthly Buyer Credit” has the meaning set forth in Section 2.06(c).
“Monthly Seller Credit” has the meaning set forth in Section 2.06(d).
“Mucci” means 2645485 Ontario Inc.
“New Product” has the meaning set forth in Section 2.10(a).
“Non-Conforming Products” means any Products received by a Buyer Party from Seller that: (a) do not conform to the applicable Purchase Order; (b) do not conform to the Quality Agreement or the Specifications; or (c) on inspection, are otherwise reasonably determined by a Party not to conform to the Product Warranties provided under Section 7.01(a).
“Notice” has the meaning set forth in Section 14.06.

“Party” has the meaning set forth in the preamble to this Agreement.
“Person” means a natural person, a corporation, company or other body corporate (with or without share capital), a partnership or limited partnership, a trust, a trustee, executor, administrator or other legal personal representative, a syndicate, a joint venture, an unincorporated association, a regulatory body or agency, a government or governmental agency, or any other legal or business entity however designated or constituted.
“Personnel” means any agents, employees, contractors or subcontractors engaged or appointed by a Party.
“Phase 2 Cultivation Date” means the date on which the Seller commences sales of plants grown in the Phase 2 Expansion Area.
“Phase 2 Expansion Area” means the real property described in the property plan attached hereto as Schedule D.
“Phase 2 License Amendment Date” means the date on which the Seller submits its license amendment to Health Canada in connection with the substantial completion of the Phase 2 Expansion Area.
“Product Lot” means the Seller’s product lots from which the Products were taken, derived, or obtained from and sold to a Buyer Party, as further described on each Purchase Order.
“Product Warranty” has the meaning set forth in Section 7.01.
“Production” means, as applicable, cultivation, growing, production, assembly, testing, storage, labelling and packing, and “Produced” shall have a corresponding meaning.
“Products” means the products contemplated in the Specifications.
“Purchase Order” means a purchase order issued by a Buyer Party to Seller hereunder, which shall include all terms and conditions attached to, or incorporated into, such purchase order, as may be agreed to by the Parties.
“Purchased Monthly Quantity” has the meaning set forth in Section 2.06(d).
“QAP” means a quality assurance person as defined in the Cannabis Act or under the equivalent laws, rules and regulations in a jurisdiction outside of Canada, to the extent permitted by Applicable Law.
“Quality Agreement” means the quality agreement between the Parties attached hereto as Schedule A.
“Quantity Information” has the meaning set forth in Section 2.08(a).
“Recall” has the meaning set forth in Section 7.04(a).

“Recall Costs” has the meaning set forth in Section 7.04(b)(ii).
“Recalled Products” has the meaning set forth in Section 7.04(a).
“Receiving Party” has the meaning set forth in Section 8.01.
“Records” has the meaning set forth in Section 9.03(b).
“Records Request” has the meaning set forth in Section 9.03(d).
“Regulatory Authority” means (a) any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or governmental authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or governmental authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, including Health Canada and similar regulatory bodies in other jurisdictions; (b) any self-regulatory organization or stock exchange, including the Toronto Stock Exchange and NASDAQ; (c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (d) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;
“Rejection Notice” has the meaning set forth in Section 3.05(a).
“Representative” means, with respect to any Party, its Affiliates together with any of the Party’s and its Affiliates’ respective directors, officers, employees, agents, consultants, Personnel, auditors, accountants, attorneys and other professional advisors, and each of their respective successors and permitted assigns.
“Resolution Period” has the meaning set forth in Section 4.08(e).
“Restricted Customers” has the meaning set forth in Section 2.07(b).
“Retention Period” has the meaning set forth in Section 9.03(c).
“ROFO Offer” has the meaning set forth in Section 2.07(c).
“ROFO Offer Notice” has the meaning set forth in Section 2.07(c).
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Testing” has the meaning set forth in Section 7.01(b)(iii).
“Seller Forecast” has the meaning set forth in Section 2.02(a).
“Specifications” means the specifications of the Products as contemplated in the Quality Agreement attached hereto in Schedule A.

“Stub Year” means the period commencing on the Phase 2 Cultivation Date and ending on the last day of the calendar year in which the Phase 2 Cultivation Date occurs.
“Stub Year Forecasted Production Capacity” means the maximum quantity of Products measured by weight that the Seller would be able to produce using all available cultivation space in the Facility over the course of the Stub Year.
“Supporting Information” means the Product and Purchase Order information as further described in the Quality Agreement.
“Taxes” means any commodity tax, including sales, use, excise, value-added, HST, consumption or other similar tax, including penalties or interest, imposed, levied or assessed by any Regulatory Authority.
“Term” has the meaning set forth in Section 13.01.
“Third Party Claim” has the meaning set forth in Section 11.03.
“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and Know-How, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.
“USA” means the unanimous shareholders agreement of Seller by and between, among others, Hortican Inc., Seller and Mucci, dated July16, 2018, as amended by Amendment No.1 dated November 1, 2018, Amendment No. 2 dated July 9, 2020, and Amendment No. 3 effective as of July 1, 2024, as such agreement may be further amended or replaced from time to time.
“Warranty Period” means [*** - Commercially Sensitive Information Redacted].
Article II. AGREEMENT TO SELL PRODUCTS
Section II.1Production Obligations of Seller. Except as expressly set out in this Agreement, Seller shall furnish all labour, materials, equipment and facilities necessary for the Production of Products under this Agreement.
Section II.2Seller Forecasts.
(a)Not later than 15 days following the Phase 2 License Amendment Date, the Parties shall, in good faith, discuss and agree in writing on the Stub Year Forecasted Production Capacity. At least 30 days prior to the end of the Stub Year, and at least 30 days prior to the end of each subsequent calendar year during the Term, the Parties shall, in good faith, discuss the Forecasted Production Capacity for the following calendar year. If the Parties are unable to mutually agree in writing, acting reasonably and in good faith, on the Forecasted Production Capacity for the calendar year that follows the Stub Year by the beginning of such new calendar year, the then-current calendar year’s Actual Production shall be used as the Forecasted Production Capacity for such subsequent calendar year. For all subsequent calendar years during the Term, if the

Parties cannot agree in writing on the Forecasted Production Capacity for the next year by the end of the then-current calendar year, in each case acting reasonably and in good faith, the then-current calendar year’s Actual Production plus an additional two percent shall become the following calendar year’s Forecasted Production Capacity.
(b)Not later than the fifth Business Day following the Effective Date, and within five Business Days following the start of each calendar month thereafter during the Term, Seller shall submit to Buyer a written rolling forecast of Seller’s anticipated total Product Production volume and schedule for the subsequent 12-month period, including details for each Product type and the grade of each Product type that Seller reasonably and in good faith anticipates it will Produce (the “Seller Forecast”). Subject to Section 2.05, the Seller Forecast shall be used by Buyer for purposes of determining the Minimum Monthly Quantity for any Commitment Month as further described in Section 2.06(a). The Seller Forecast provided to Buyer shall not be inconsistent with any forecasts provided by the Seller to any other Person. In addition to Seller’s obligation to provide the Seller Forecasts, Seller shall also notify Buyer as soon as it determines the Actual Production of Products for each calendar month during the Term, and in any event, no later than five Business Days following Seller’s determination of such quantity. For clarification, for all Seller Forecasts from and after the Effective Date up to the Phase 2 Cultivation Date, the anticipated total Product Production volume shall be the maximum quantity of Products measured by weight that the Seller would be able to produce using all available cultivation space in the Facility, provided that Seller shall be entitled determine, in its sole discretion, up to 20% of the total Products (measured by weight) to be produced during the course of such period of time.
(c)Seller shall plan its growing cycle and other operations to meet the Stub Year Forecasted Production Capacity or the Forecasted Production Capacity, as applicable, and to satisfy the demand contemplated in Buyer’s Forecasts. Seller shall use its best efforts to meet the Minimum Monthly Quantity throughout the Term. Seller shall be entitled determine, in its sole discretion, up to 30% of the total Products (measured by weight) contemplated in the Stub Year Forecasted Production Capacity or the Forecasted Production Capacity, as applicable, to be produced during the course of each applicable period.
Section II.3Buyer Option. From and after the Effective Date and prior to the Phase 2 Cultivation Date, Buyer shall have the right, but not the obligation, to purchase up to 80% of the total quantity of non-Exclusive Strains produced by Seller, and 100% of the total quantity of Exclusive Strains Produced by Seller. For clarification, Buyer shall only have the right, but not the obligation, to purchase an aggregate total quantity of 80% of all strains (inclusive of Exclusive Stains and non-Exclusive Strains) produced by Seller prior to the Phase 2 Cultivation Date. As of the Phase 2 Cultivation Date, (i) subject to any adjustments as contemplated in Section 2.05, Buyer shall have the right, but not the obligation, to purchase up to the entire Buyer Option Amount over the course of the Stub Year and each applicable calendar year during the Term, and (ii) Buyer shall have the right to purchase 70% of the Actual Production in each calendar month. Seller acknowledges and agrees that Buyer may, in its sole discretion, designate any Buyer Party as the purchaser of any Products that Buyer is entitled to purchase from Seller hereunder. Any purchases by a Buyer Party from Seller shall be aggregated, and considered collectively, with any purchases of Buyer for purposes of determining whether Buyer has met its purchase obligations set out in Section 2.06. For clarification, this Section 2.03 provides Buyer with the right, but not the obligation, to purchase the Buyer Option Amount (subject to Section 2.05) with respect to all grades per Product.
Section II.4Buyer Forecasts.
(a)Within five Business Days following Buyer’s receipt of a Seller Forecast during the Term, Buyer shall submit to Seller:
(i)a rolling, six-month forecast of Buyer’s and the Buyer Parties’ demand for all strains set out in the Seller Forecast other than Exclusive Strains (a “Non-Exclusive Forecast”); and
(ii)a rolling, nine-month forecast of Buyer’s and the Buyer Parties’ demand for all Exclusive Strains set out in the Seller Forecast (an “Exclusive Forecast”, and together with the Non-Exclusive Forecast, the “Forecasts” and each a “Forecast”).
(b)All Forecasts shall include the quantity of each strain and grade of Product that Buyer intends to purchase during each applicable period.
(c)Buyer and its Affiliates shall be permitted to provide one revised Forecast within five Business Days of delivering its initial Forecast in a given calendar month, but not later than the end of the then current calendar month, and, if Buyer provides such a revised Forecast, such revised Forecast shall be deemed to be Buyer’s Forecast.
(d)A Buyer Forecast shall not alter the Minimum Monthly Quantities contemplated in any prior Forecast without the prior written consent of Seller.
Section II.5Seller Product Allocation Obligations.
(a)For any month during the Term, if the Actual Production of any strain exceeds the initially forecasted Production for such strain, as set forth in a Seller Forecast, Buyer shall have the right, but not the obligation, to purchase up to 70% of such excess Product on a strain-by-strain basis (“Excess Monthly Product”). Any purchase of Excess Monthly Product shall be in addition to Buyer’s right to purchase the Buyer Option Amount for such month and shall not impact the Buyer Option Amount for any subsequent month.
(b)For any month during the Term, if the Actual Production for any strain is less than the initially forecasted Production for such strain, as set forth in a Seller Forecast, first, Seller shall reallocate any quantity of Product that is not allocated to an Existing Customer to be available for purchase by Buyer in satisfaction of the Minimum Monthly Amount, and then the quantity of Product made available for purchase by Buyer for a given month shall be proportionately reduced relative to Seller’s other third-party (including any Existing Customer) contract supply commitments in such month, subject to the conditions contemplated in Section 2.05(c).
(c)For the purposes of Section 2.05(b), any proportionate reduction in the quantity of Product made available for purchase by Buyer for a given month shall be on a strain-by-strain basis. Any such proportionate reduction shall be calculated based on the per-strain weight of Products ordered by Buyer and each customer who has agreed to a higher price per gram than what is set forth in Schedule B hereto, as a percentage of the applicable Seller Forecast, and in no event shall the quantity of Product made available for purchase by Buyer in any calendar month be less than 70% of the Actual Production for such month.
Section II.6Monthly Obligation to Purchase and Sell.
(a)Buyer commits to purchase from Seller, and Seller commits to sell to Buyer or a Buyer Party, the quantity and types of Products (the “Minimum Monthly Quantity”) stated in the Forecasts provided by Buyer (each month contemplated in a Forecast being a “Commitment Month”), provided that Buyer shall not have any obligation to purchase Products that are Non-Conforming Products. The Minimum Monthly Quantity for a given Commitment Month shall be the aggregate quantity of Product contemplated in both the Non-Exclusive Forecast and Exclusive Forecast for such Commitment Month.
(b)If, in any Commitment Month, Seller has made available for purchase by Buyer a quantity of Products that is less than the Minimum Monthly Quantity (such lesser amount, the “Available Monthly Quantity”), Buyer may, in its sole discretion:
(i)agree to purchase the difference between the applicable Minimum Monthly Quantity and the Available Monthly Quantity (such difference being the “Deficient Monthly Quantity”) over the following two calendar months at a discount of 10% per gram, provided that the sale of such Deficient Monthly Quantity by Seller to Buyer during such two month period shall be in addition to the Minimum Monthly Quantity for each applicable month, and provided that the Deficient Monthly Quantity shall only be deemed to have been made available for purchase by Seller if the Minimum Monthly Quantity for either such subsequent month is made available by Seller for purchase in its entirety; or
(ii)rescind the portion of the Purchase Order equal to the Deficient Monthly Quantity for such Commitment Month in its entirety; provided, however, that Buyer shall have no further obligation to purchase the Deficient Monthly Quantity in such rescinded Purchase Order and Seller shall not be entitled to any compensation in connection with such rescinded Purchase Order.
(c)For any portion of the Deficient Monthly Quantity for a Commitment Month that is not made available for purchase by Buyer or a Buyer Party during the subsequent two month period as contemplated in Section 2.05(b)(i), Buyer may elect to receive an amount equal to 10% for each gram of the Deficient Monthly Quantity (the “Monthly Buyer Credit”) by way of either (i) a cash payment, or (ii) a credit against all amounts payable by Buyer for any subsequent purchases made by Buyer or a Buyer Party, in Buyer’s sole discretion, provided, however, that the aggregate Monthly Buyer Credit for a given calendar quarter shall not exceed $250,000.
(d)If, in any Commitment Month, Buyer, collectively with any Buyer Party, fails to purchase, in the aggregate, the entire Minimum Monthly Quantity or Available Monthly

Quantity, as the case may be, (such purchased amount being the “Purchased Monthly Quantity”) Seller may elect to receive, in Seller’s sole discretion, an amount equal to the full Invoice Price for each gram by which the Minimum Monthly Quantity or Available Monthly Quantity, as applicable, exceeds the Purchased Monthly Quantity (the “Monthly Seller Credit”) by way of either (i) a cash payment, or (ii) a charge on the subsequent invoice issued to Buyer.
(e)If either Party elects to receive a cash payment pursuant to any part this Section 2.06, such Party shall issue an invoice for the amount owed no earlier than the fifth Business Day following the start of the subsequent calendar month, and the other Party shall pay such invoice within 30 days of the date of the invoice. Each Party acknowledges and agrees that the Monthly Buyer Credit and Monthly Seller Credit, as applicable, constitute compensation that is reasonable under the circumstances and are in no event to be considered a penalty. The Monthly Buyer Credit and Monthly Seller Credit, as applicable, are in addition to all other remedies available to that Party under this Agreement.
(f)Seller may, in its sole discretion, make more than the Minimum Monthly Quantity of Products available for purchase by Buyer in a given month during the Term, provided, however, that Buyer shall have no obligation to purchase any quantity of Products that exceeds the Minimum Monthly Quantity for such month. Seller shall be free to sell the excess Product to a third party, whether located in Canada or elsewhere, during the applicable Commitment Month, subject to its obligations in this Agreement.
Section II.7Buyer Resale Restrictions.
(a)Buyer shall not be restricted from selling or distributing any of the Product purchased pursuant to this Agreement in its ordinary course of business, including, but not limited to, the sale of branded products, the transfer of bulk flower to third parties for the purposes of selling finished goods under any of the Buyer’s brands, the transfer of Product to third parties for the purposes of selling white-labelled finished goods under such third party’s brands, and the sale of products in any form outside of Canada.
(b)Subject to the provisions in Section 2.07(c) and Section 2.07(d), Buyer shall not sell bulk flower purchased pursuant to this Agreement to any third party in Canada that is one of the Seller’s existing customers as set forth in Schedule E to this Agreement (the “Restricted Customers”). If Seller wishes to modify the list of Restricted Customers following the Effective Date to add a third party as a Restricted Customer, Seller shall notify Buyer in writing no later than ten Business Days in advance of any sale to such third party and Buyer shall have ten Business Days to confirm whether, as of the date of the written notice, Buyer sells, distributes or otherwise transfers Products to such third party in the ordinary course of its business, in which case such third party will not be added as a Restricted Customer. [*** - Commercially Sensitive Information Redacted]
(c)If Buyer, in its sole discretion, determines to sell Product purchased pursuant to this Agreement to any third party in Canada in connection with a liquidation of such Product by Buyer, Buyer shall first give written notice (“the ROFO Offer Notice”) to Seller of its bona fide intention to do so. Such notice shall set forth the quantity of Product, the price at which Buyer is prepared to sell and any other relevant terms and conditions (the “ROFO Offer”). Any amendment, alteration or other modification to a ROFO Offer shall be subject to the terms of this Section 2.07(c) as if it was an initial ROFO Offer.
(d)Seller shall have the irrevocable right exercisable by written notice given to Buyer within ten Business Days following the delivery of the ROFO Offer Notice to acquire all or any portion of the Product on the terms contemplated in the ROFO Offer. If, following such ten Business Day period, Seller does not elect to exercise its right to purchase all of the Product contemplated in the ROFO Offer or fails to respond in writing by 5:00p.m. EST on the tenth Business Day following the delivery of the ROFO Offer Notice, Buyer may seek to sell the Product that is subject to such ROFO Offer Notice to any third party, including, but not limited to, any Restricted Customer.
Section II.8Supporting Product Information.
(a)Seller shall provide Buyer with all Supporting Information and confirmation of the quantity of Products that is being made available for purchase by Buyer for a Commitment Month (“Quantity Information”) no later than 7 Business Days following Seller’s receipt of such Supporting Information, and in any event no later than the last day of the applicable Commitment Month (the “Information Deadline”). Without limiting the foregoing, if Seller does not provide the Supporting Information to Buyer by the Information Deadline for a Commitment Month, Buyer may, in its sole discretion:
(i)following Buyer’s receipt of the Supporting Information, agree to purchase such Product at a discount of 10% per gram (the “Information Credit”); or
(ii)elect not to purchase any Product from Seller for such Commitment Month; provided, however, that Buyer shall have no further obligation to purchase the quantity of Product in such Commitment Month and Seller shall not be entitled to any compensation in connection with such Commitment Month.
(b)Each Party acknowledges and agrees that the Information Credit constitutes compensation, is reasonable under the circumstances and is in no event to be considered a penalty. The Information Credit is in addition to all other remedies available to Buyer under this Agreement.
Section II.9Product Potency.
(a)Notwithstanding anything in this Agreement or the Quality Agreement, and without limiting Seller’s obligation to provide Products that meet the requirements set out in the Quality Agreement and Specifications, Seller shall use its best efforts to allocate to Buyer the Product Lots that contain the highest potency of Total THC (w/w).
Section II.10Introduction of New Product Strains.

(a)If Buyer requests that Seller Produce a new strain that is provided by Buyer that Seller has not previously grown (a “New Product”), the Parties shall mutually agree, acting reasonably, on a reasonable timeline for the first delivery of such New Product. Buyer may include such New Product in its Forecasts, in Buyer’s sole discretion, and any purchases of such New Product shall be made in accordance with Section 2.06(a). Such New Product shall be considered an Exclusive Strain as of the date of first harvest of such New Product, unless Buyer provides prior written notice to the Seller that such New Product will not be an Exclusive Strain, and the Parties shall mutually agree on the quantity of such New Product that Seller will grow so long as it is considered an Exclusive Strain.
(b)Notwithstanding the foregoing, Buyer shall have no obligation to purchase any New Product until the Parties mutually agree, acting reasonably, on the Specifications for such New Product. If the Parties cannot agree, acting reasonably, on the Specifications within 90 days following the first commercial-scale harvest of such New Product, Seller shall thereafter be entitled to sell such New Product to one or more third party buyers until such time as the Specifications are mutually agreed to in writing by the Parties. Once the Parties mutually agree on the Specifications for such New Product, the exclusivity provisions contemplated in Section 2.10(a) shall apply.
Section II.11Purchase Orders.
(a)Buyer shall submit a Purchase Order for the quantity of Products that it or a Buyer Party intends to purchase for such Commitment Month no later than ten Business Days following Buyer or Buyer Party’s receipt of the applicable Supporting Information (“Purchase Order Deadline”). Without limiting the foregoing, the Buyer Parties shall not be obligated to submit a Purchase Order for a Commitment Month prior to the first day of such Commitment Month, and if Seller delivers the Supporting Information after the Information Deadline, Buyer may, in its discretion, deliver a Purchase Order for such Commitment Month within five Business Days following its receipt of the Supporting Information.
(b)Within five Business Days following Seller’s receipt of each Purchase Order, Seller shall confirm in writing to the applicable Buyer Party that it either accepts or rejects such Purchase Order (each, a “Confirmation”). In the event the Seller fails to do so, the Seller will be deemed to accept any such Purchase Order. Each Confirmation must reference the Buyer Party’s Purchase Order number, the date of deemed acceptance and the date of delivery of the Products to the Buyer.
(c)Without limiting the foregoing, if a Buyer Party does not provide a Purchase Order to Seller by the Purchase Order Deadline for a Commitment Month, Seller may, in its sole discretion, reject the Purchase Order for such Commitment Month in its entirety, provided, however, that Seller shall have no further obligation to sell the quantity of Product contemplated in its Quantity Information and Buyer shall not be entitled to any compensation in connection with such rejected Purchase Order. For greater certainty, no Monthly Seller Credit shall be owed to Seller by Buyer if Seller elects to reject a Purchase Order pursuant to this Section 2.11(c).

Article III.
SHIPMENT, DELIVERY AND ACCEPTANCE
Section III.1Shipment and Delivery Requirements. Subject to Section 14.20, time, quantity and delivery to the Delivery Location are of the essence under this Agreement. Seller shall procure materials for the Products and ship Products strictly in the quantities, by the methods, to the Delivery Locations and by the Delivery Dates, specified in the applicable Purchase Orders and Confirmations, at its sole cost, provided that if there are any discrepancies between the Delivery Date stated in a Purchase Order and a Confirmation, the date stated in the Purchase Order shall prevail. Delivery times shall be measured to the time that the Products are actually received at the Delivery Location specified in the applicable Purchase Order.
Section III.2The Delivery Date for a Commitment Month shall be mutually agreed upon by the Parties, provided, however, that the entirety of the Minimum Monthly Quantity shall be delivered to Buyer or the Buyer Party prior to the end of the applicable Commitment Month. For greater certainty, Seller shall not be responsible for a delay in delivery if such delay is solely caused by the Buyer or the Buyer Party.
Section III.3If Seller does not comply with any of its delivery obligations under this Article III, without limiting Buyer’s other rights under this Agreement or Applicable Law, the Buyer Party may, in such Buyer Party’s sole discretion and at Seller’s sole cost and expense:
(a)approve a revised Delivery Date, or
(b)require expedited or premium shipment.
Section III.4Transfer of Title and Risk of Loss.
(a)Title to and risk of loss of Products shipped under any Purchase Order passes to the Buyer Party upon acceptance of the Products by the Buyer Party at the Delivery Location, or as may otherwise be agreed to by the Parties in writing. Title will transfer to a Buyer Party even if Seller has not been paid for such Products, provided that the applicable Buyer Party will not be relieved of its obligation to pay for Products in accordance with the terms hereof. Unless otherwise expressly agreed to by the Parties in writing, Seller may not make partial shipments of Products to a Buyer Party.
(b)Notwithstanding any agreement between a Buyer Party and Seller concerning transfer of title or responsibility for shipping costs, risk of loss to Products shipped under any Purchase Order passes to a Buyer Party upon receipt and acceptance by such Buyer Party at the Delivery Location, or as may otherwise be agreed to by the Parties in writing, and Seller will bear all risk of loss or damage with respect to Products until such Buyer Party’s receipt and acceptance of such Products in accordance with the terms hereof.

Section III.5Acceptance, Rejection and Revocation of Acceptance.
(a)Each Buyer Party may inspect or may cause to be inspected all shipments of Product in accordance with the Quality Agreement. A Buyer Party may reject any Product which does not conform to the Quality Agreement, the Specifications, the Product Warranty or the requirements under Applicable Law at the time of discovery. A Buyer Party shall make any such rejection in writing within ten Business Days following the later of (i) its receipt of the applicable inspection samples from Seller, as further contemplated in the Quality Agreement, and (ii) its receipt of the applicable Supporting Information from Seller, and shall indicate the reasons for such rejection (the “Rejection Notice”).
(b)A Rejection Notice shall also contain a notice of Buyer's election, in its sole discretion, as to its preferred remedy for the Non-Conforming Product. Buyer may elect:
(i)to have Seller replace the Non-Conforming Products with conforming Products, at Seller’s cost and expense, in which case Seller shall prioritize the production of any such replacement Products in order to deliver such conforming replacement Products to Buyer as soon as possible;
(ii)to have Seller reimburse Buyer for the purchase price paid with respect to such Non-Conforming Products and the shipping and handling costs actually incurred by Buyer with respect to the delivery and return of such Non-Conforming Products, and if Buyer elects this remedy and returns the Non-Conforming Products, such purchase will not be counted toward the Buyer Option Amount; or
(iii)to purchase the Non-Conforming Product at a price to be mutually agreed to by the Parties. For greater certainty, any Non-Conforming Products that a Buyer Party elects to purchase in its discretion pursuant to this Section 3.05(b)(iii) or Section 4.03 shall not be counted as part of Seller’s obligation to make the Minimum Monthly Quantity available for the applicable Commitment Month, and shall not be counted toward the Buyer Option Amount.
(c)Any inspection or other action by Buyer under this Article III shall not reduce or otherwise affect Seller’s obligations under the Purchase Order, and the inspection period will restart for any Product sent as a replacement for Non-Conforming Products.
(d)Subject to Section 4.03, if Buyer elects not to purchase any Non-Conforming Products that are Exclusive Strains, Seller may sell such Non-Conforming Products that are Exclusive Strains to a third party.
Section III.6Rejection Procedures.
(a)Following the delivery of a Rejection Notice, the Parties shall conduct a root cause analysis in accordance with the terms of the Quality Agreement in order to determine the cause of the non-conformity. The Parties, acting reasonably, shall allocate the applicable Fault

Percentages to each Party and each Party’s costs and expenses related to the Non-Conforming Products shall be limited to their applicable Fault Percentage.
(b)The remedies set out in this Section shall not constitute a waiver of any of either Party’s rights or remedies under this Agreement or under any Applicable Law, as the case may be.
Section III.7Storage of Products.
(a)Following a deemed Delivery Date, Seller shall, upon Buyer’s instruction, store the Products on Buyer or a Buyer Party’s behalf in accordance with the applicable timeline as contemplated in Schedule C to this Agreement, and in accordance with the storage requirements as contemplated in the Quality Agreement.
Section III.8Inventory Reporting.
(a)Seller shall promptly prepare and provide to Buyer any and all reports relating to or containing information or other data in connection with the management and storage of the Products as Buyer may reasonably request from time to time. Such documentation shall include, but not be limited to, any reports with respect to inventory levels or reports Buyer may request from Seller to facilitate the satisfaction of any request made of, or obligation binding upon, Buyer to prepare or provide any information or report to any governmental authority. Without limiting the foregoing, on the first Business Day of each month, Seller shall provide Buyer with an inventory report on the form provided by Buyer and as agreed to by the Parties, acting reasonably (the “Inventory Reconciliation Report”). Buyer, or one of its Representatives, shall be permitted to observe, in person, Seller performing its process for generating an Inventory Reconciliation Report no more than once every three months, provided, however, that if Buyer discovers any concerns with Seller’s process, in Buyer's sole and reasonable discretion, Buyer shall notify Seller and Buyer shall be permitted to observe any and all future inventory reconciliation procedures in person. The Parties agree to meet on a weekly basis, or as frequently as otherwise determined by Buyer in its sole discretion, during the Term for the purpose of assessing the Seller’s count and management of all Products and Seller shall provide Buyer with all supporting documentation as reasonably required by Buyer in connection with such weekly meetings. The Parties shall address any discrepancies in the count of Products as soon as possible, and in any event no later than two days following the discovery of any such discrepancy by a Party.
(b)Without limiting Section 3.08(a), Seller shall, upon at least five Business Days' prior written notice from Buyer, provide access to the Facility to Buyer or one of its Representatives for the purposes of performing a physical inventory count of Products. The Parties agree that Buyer's failure to be able to conduct a physical inventory count due to Seller’s actions or inactions would be considered a material breach of this Agreement that will cause irreparable damage to Buyer for which recovery of damages would be inadequate, and that Buyer will be entitled to obtain timely injunctive relief under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

Article IV.
PRICE AND PAYMENT
Section IV.1Pricing.
(a)The invoiced price (the “Invoice Price”) for Products purchased by a Buyer Party under each Purchase Order shall be the applicable price(s) determined in accordance with Schedule B.
(b)In consideration for such prices, Seller shall be solely responsible for, all costs and expenses relating to shipping, insuring, packing, labelling, crating, boxing, loading and unloading the Product and any other similar financial contributions or obligations relating to the Production and shipping of the Products.
Section IV.2Most Favoured Customer.
(a)If the Seller charges to, or otherwise agrees to be paid by, any other person a lower price (exclusive of Taxes, duties, transportation and freight, and taking into account any rebates, incentives, credits and similar inducements and compromises) for any Product (or any good or product that is the same as or similar to any Product), Seller will promptly notify Buyer, such notice to set out each affected Product, the applicable lower price therefor charged to or paid by such other person and the date on which (or the duration for which) each such lower price became or will become effective (or the duration for which such lower price has been or will be in effect) with respect to each such Product.
(b)Notwithstanding any provision of this Agreement or of any Purchase Order to the contrary, in all cases Buyer will be required to pay only the lower price charged to or paid by such other person as set forth in the notice contemplated by Section 4.02(a). Such adjusted price shall be applicable to any previous purchases made by a Buyer Party or any future purchases, but shall only apply to an aggregate quantity of the corresponding Products that is equal to the quantity that was purchased by such other person at the lower price. In respect of any Products affected by this provision for which payment has been made by Buyer, Buyer will be entitled, at its election, to either: (a) a credit equal to the amount (the “Adjustment Amount”) by which Buyer’s aggregate payments to Seller for such affected Products exceed the aggregate purchase price for such Products that would have applied had the applicable lower prices applied during the applicable period; or (b) the payment by Seller to Buyer of an amount in cash equal to the Adjustment Amount within 30 days’ following Buyer’s notice to Seller.
Section IV.3Right of First Offer.
(a)During the Term, if Seller intends to sell Products that would be Non-Conforming Products, including, for greater certainty, any Product that is a lower potency than what is contemplated in the applicable Specifications, Seller shall notify the Buyer Parties and provide the applicable Supporting Information for such Non-Conforming Product. If, following the Buyer Party’s receipt and inspection of the applicable Supporting Information, a Buyer Party determines that it intends to purchase the Non-Conforming Product, the Buyer Parties shall have ten days following its receipt of the applicable Supporting Information to offer to purchase such

Non-Conforming Product at a price that Buyer proposes in its sole discretion (the “Reduced Price”). Seller may, in its sole discretion, agree to sell the Non-Conforming Products to the Buyer Party at the Reduced Price or go to market to try to sell the Non-Conforming Product at a price that is higher than the Reduced Price. If Seller is able to sell the Non-Conforming Products to a third party at a price that is less than the Invoice Price but is greater than the Reduced Price, Seller may complete such sale without violating its obligations under Section 4.02 of this Agreement.
(b)If Seller intends to sell the Non-Conforming Products to a third party at the Reduced Price or if Seller receives a bona fide written offer to purchase Non-Conforming Products at a price that is lower than the Reduced Price that Seller desires to accept (each, a “Further Reduced Price”), Seller shall notify the Buyer Parties and shall offer such Non-Conforming Products to the Buyer Parties at the Reduced Price or Further Reduced Price, as applicable. The Buyer Parties shall have ten days following their receipt of such notice to issue a Purchase Order for all or part of such Non-Conforming Products at the Reduced Price or Further Reduced Price, as applicable, provided that if the Buyer Parties do not issue a Purchase Order for the entire quantity of Non-Conforming Products during this period, Seller may offer the remaining Non-Conforming Products at the Reduced Price or Further Reduced Price, as applicable, to a third party without violating its obligations under Section 4.02 of this Agreement. For the avoidance of doubt, the terms and conditions of this Section 4.03(b) apply to each instance in which Seller intends to accept a third party offer at the Reduced Price or a Further Reduced Price during the Term.
(c)Any offer for sale of Non-Conforming Products as contemplated in this Section 4.03 shall not impact Seller’s monthly obligation to make available for sale the Minimum Monthly Quantity as contemplated in Section 2.06 of this Agreement.
(d)With respect to purchases of Non-Conforming Products pursuant to this Section 4.03, the Supporting Information for Non-Conforming Product shall form the basis for the Seller’s Warranty obligations.
Section IV.4Invoices. Seller shall issue invoices to the Buyer Parties for all Products upon delivery thereof. Each invoice for Products must set forth in reasonable detail the amounts payable by the applicable Buyer Party under this Agreement and contain the following information, as applicable: a reference to this Agreement; Purchase Order number; Buyer Party’s name; Seller’s name; Seller’s identification number; ship-to address; quantity of each type of Product shipped; number of Product Lots in shipment; and, the applicable Invoice Price. Each Buyer Party reserves the right to return and withhold payment due under any invoices or related documents that are materially inaccurate or incorrectly submitted to a Buyer Party. Any payment by a Buyer Party of an invoice is not an acceptance of non-conforming elements or terms on such invoice or the related Products.
Section IV.5Invoice Disputes. A Buyer Party shall notify Seller of any dispute with any invoice within ten Business Days from a Buyer Party’s receipt of such invoice. Seller and the applicable Buyer Party shall seek to resolve all such disputes expeditiously and in good faith.

Notwithstanding anything to the contrary, the Parties shall continue performing their obligations under this Agreement during any such dispute.
Section IV.6Payment Terms.
(a)Except for any amounts disputed by a Buyer Party in good faith, each Buyer Party shall pay all accurate and correctly submitted invoices of the Seller within 30 days following the later of:
(i)A Buyer Party’s receipt of the Seller’s invoice;
(ii)A Buyer Party’s receipt of the applicable Products; or
(iii)A Buyer Party’s receipt of the Supporting Information.
(b)Payment of invoices will not be deemed acceptance of the Products or waive a Buyer Party’s right of inspection.
(c)Each Buyer Party shall make all payments in Canadian dollars by certified cheque, wire transfer or electronic funds transfer in accordance with instructions provided by Seller.
Section IV.7Taxes.
(a)The prices are exclusive of all applicable Taxes (including HST and provincial sales tax). Each Party will be responsible for the payment of and will pay any applicable taxes, duties and levies levied on that Party from time to time in relation to this Agreement.
(b) Seller will timely remit all applicable sales, use, value-added, services, consumption and HST charged to the appropriate Regulatory Authorities which it is required to collect from the Buyer Parties in respect of any Tax referred to in Section 4.07(a).
(c)Seller represents, warrants and covenants to the Buyer (and each other Buyer Party) that:
(i)Seller will charge, collect and timely remit all Taxes that it is required to collect and remit under Applicable Law;
(ii)Seller is registered for HST purposes and for provincial sales tax purposes and will continue to be registered for HST and provincial sales tax purposes; and
(iii)if any other provincial sales Tax is applicable to the Products, Seller is and will continue to be registered as a vendor for the purposes of such provincial sales Tax.
Section IV.8Financial Audit Rights.
(a)During the Term, Buyer and its authorized Representatives shall have the right, exercisable on reasonable notice to Seller of at least ten Business Days, to audit, examine, and make copies of, or extracts from, all financial and related records of Seller (in whatever form they may be kept, whether written, electronic, or other) during regular business hours relating only to the Buyer’s Purchaser Order and general compliance with the terms of this Agreement.
(b)All such records and information shall be deemed to be Seller’s Confidential Information hereunder. Additionally, Buyer shall only be entitled to perform such audits a maximum of two times per year during the Term, unless any such audit during that year of the Term shows discrepancies between Seller’s reports to Buyer and Seller’s records, upon which Buyer may thereafter perform audits once per quarter of the Term, and unless any additional audit is initiated by any of Buyer’s auditors or a Regulatory Authority.
(c)The purpose of any examination conducted shall be for Buyer to confirm compliance with the terms of this Agreement and that all information provided by Seller (or any of its Affiliates) to Buyer regarding the Products (including, the Production or sale thereof) or other matters relating to the calculations of amounts owing by a Party hereunder (or any of their respective Affiliates) are true and correct in all respects.
(d)In the event any audit examination reveals that the amounts paid by Buyer to Seller hereunder in respect of the purchase or sale of Products were incorrect, Buyer shall present its findings to Seller and Seller shall have 15 Business Days to either agree that the adjustments identified by Buyer are required to be made or to deliver a written notice of objection to Buyer (an “Audit Objection Notice”) setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith. If Seller fails to deliver an Audit Objection Notice within such 15 Business Day period, Seller will be deemed to have accepted Buyer’s findings and payments shall be made by Seller within 15 Business Days to give effect to such adjustments.
(e)If Seller delivers an Audit Objection Notice before the expiration of the 15 Business Day review period, Buyer and Seller shall negotiate to resolve such objections within 15 Business Days after the delivery of the Audit Objection Notice (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, payments shall be made within five Business Days to effect any adjustments agreed to by the Parties during such Resolution Period by the Party obligated to make such payments.
(f)If Buyer and Seller fail to reach an agreement with respect to all of the matters set forth in the Audit Objection Notice before expiration of the Resolution Period, then, unless otherwise agreed to by the Parties, any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of a mutually agreeable and impartial nationally recognized firm of independent public accountants other than Buyer’s accountants or Seller’s accountants (the “Independent Accountant”) who, acting as expert and not arbitrator, shall resolve the Disputed Amounts only. The Independent Accountant shall only decide the specific items under dispute by the Parties. The fees and expenses of the Independent Accountant shall be paid by Buyer, on the one hand, and by Seller, on the other hand, based upon the percentage that the amount actually contested but not awarded to Buyer or Seller, respectively, bears to the aggregate amount actually contested by Buyer and Seller
Section IV.9Sales Reports.

(a)At any time during the Term, Buyer may request, and Seller shall deliver to Buyer at no additional cost and in a form acceptable to Buyer, acting reasonably, an anonymized report on all Product sales made by Seller to third parties during the Term (or any specific period during the Term as instructed by Buyer), including, but not limited to, the strains, quantities, grades and prices provided to such third parties. For greater certainty, all price references in a sales report shall take into account any rebates, incentives, credits and similar inducements and compromises provided to such third party.
Article V.
CERTAIN OBLIGATIONS OF SELLER
Section V.1Quality. Seller shall meet or exceed the requirements set out in the Quality Agreement for the Products and:
(a)At a Buyer Party’s request, Seller shall furnish to Buyer test samples of Products as reasonably required by a Buyer Party, the Buyer Party’s customers or any certification agent identified by a Buyer Party, to determine if their Production is in accordance with the Specifications, the Quality Agreement and Applicable Law.
(b)Seller shall perform quality assurance testing of Products in accordance with the Quality Agreement, the Specifications and Applicable Laws. Seller shall certify the results of such quality assurance testing in accordance with the requirements of the Quality Agreement. Seller shall provide reasonable support as requested by Buyer to address and correct quality concerns.
(c)In addition to Buyer’s other rights and remedies, the costs associated with any quality issue investigations or containment, to the extent caused by Seller’s acts or omissions, will be included in the definition of “Losses” for purposes of Article XI.
Section V.2Packaging and Labelling. Seller shall properly pack, mark and transport Products in accordance with the Quality Agreement, the Specifications, Applicable Law and industry standards, and shall provide each Buyer Party with shipment documentation containing the following information, if applicable: the Purchase Order number; Seller’s name; Seller’s identification number; carrier name; ship-to address; weight of shipment; weight of each Product Lot or container; the identification and quantity of each type of Product shipped; the number of Product Lots or containers in shipment; and any other information necessary for the identification and shipment of the Products.
Section V.3Duty to Advise by Seller. Seller shall promptly provide Notice to Buyer of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences:
(a)any failure by Seller to perform any of its obligations under this Agreement;
(b)any delay in delivery of Products;
(c)any defects or quality problems relating to Products;

(d)any deficiency in Specifications, samples or test results relating to this Agreement;
(e)any correspondence (written or oral) with Regulatory Authorities under Applicable Law regarding any events that reasonably could lead to a Recall or withdrawal of any Product Lot; or
(f)any failure by Seller, its Personnel or common carriers, to comply with Applicable Law.
In addition, Seller shall promptly notify Buyer in writing of any change in Seller’s authorized Representatives, insurance coverage, security clearances (under Applicable Law) or professional certifications.
Section V.4Duty to Advise by Buyer. Buyer (on behalf of the Buyer Parties) shall promptly provide Notice to Seller of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences:
(a)any failure by Buyer to perform any of its obligations under this Agreement;
(b)any delay in payment for Products;
(c)any correspondence (written or oral) with Regulatory Authorities under Applicable Law regarding any events that reasonably could lead to a Recall or withdrawal of any Product Lot; or
(d)any failure by Buyer, its Personnel or common carriers, to comply with Applicable Laws that are relevant to Buyer’s ability to perform its obligations under this Agreement.
In addition, Buyer shall promptly notify Seller in writing of any change in Buyer’s authorized Representatives, insurance coverage, security clearances (under Applicable Law) or professional certifications.
Section V.5General Compliance with Applicable Laws.
(a)Seller, Buyer and all Buyer Parties shall at all times comply with all Applicable Laws applicable to this Agreement, operations of their business (as it relates to this Agreement) and the exercise of their respective rights and performance of their respective obligations hereunder, including in respect of the Production and sale of Products, as applicable.
(b)Without limiting the generality of the foregoing, Seller shall ensure the Products and any related packaging, conform fully to any Applicable Law.
(c)Upon Buyer’s reasonable request, Seller shall provide to such Buyer Party:
(i)written certification that the Products were produced in compliance with all Applicable Laws including Good Production Practices and have been approved for wholesale by Seller’s QAP or equivalent under Applicable Law;

(ii)written certification that the Products have not been treated with any pest control product unless the product is registered for use on cannabis under the Pest Control Products Act (Canada) or other equivalent Applicable Law;
(iii)written certification of the origin of any plants, seeds, germplasm or materials which comprise the Products; and
(iv)any additional information regarding the Products requested by a Buyer Party such that such Buyer Party may comply in a timely manner with its obligations under Applicable Law.
(d)Seller, Buyer and all Buyer Parties shall obtain and maintain all Cannabis Licenses and Licenses necessary for the performance of their respective obligations, as applicable, under this Agreement.
(e)Seller, Buyer and all Buyer Parties shall not engage in any activity or transaction involving the Products, by way of shipment, use, export or otherwise, that violates any Applicable Law.
(f)Seller shall (and shall require that its subcontractors and suppliers in its supply chain) conduct its business and perform its obligations under this Agreement in compliance with all Applicable Laws with respect to Forced Labour. Seller represents and warrants that no Product, or component thereof, supplied pursuant to this Agreement has been or shall be made (i) with Forced Labour, (ii) in the Xinjiang Uyghur Autonomous Region (“XUAR”), or (iii) by workers relocated from XUAR. Seller shall not supply Buyer with any Product, or component thereof, that is prohibited by any Applicable Laws prohibiting the importation of goods made with Forced Labour, including the Customs Act (Canada), the Customs Tariff (Canada), the Customs Tariff Schedule (Canada), a U.S. Customs and Border Protection Withhold Release Order, finding, or any other Applicable Laws prohibiting the importation of goods produced with Forced Labour, and Seller shall be responsible for satisfying all related requirements to clear all applicable customs agencies on a timely basis.
Article VI.
REPRESENTATIONS AND WARRANTIES
Section VI.1Buyer and Seller Representations and Warranties. Each of Seller and Buyer hereby, as of the Effective Date, represents and warrants to the other Party as follows:
(a)it is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation;
(b)it owns all required Cannabis Licenses and Licenses under all Applicable Laws necessary to engage in the transactions contemplated by this Agreement, including without limitation the ability to engage in, as applicable (based on the obligations of each such Party hereunder), the Production, purchase, sale, distribution and transportation of the Products;

(c)it has all necessary corporate power and capacity to enter into this Agreement, grant the rights and licenses granted under this Agreement, and perform its obligations hereunder;
(d)the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by such Party, have been duly authorized by all necessary corporate action on the part of such party;
(e)the execution, delivery and performance of this Agreement by such Party will not violate, conflict with, require consent under or result in any breach or default under (i) any of such Party’s constating documents (including its articles of incorporation, by-laws and any shareholders agreement), (ii) any Applicable Law or (iii) with or without notice or lapse of time or both, any provision of any material agreement or other instrument to which such Party is a party;
(f)neither it nor any of their Affiliates nor, to their knowledge, any director, officer, agent, employee, affiliate or any other person acting on its behalf or any of its Affiliates has (i) violated or is in violation of any provision of the Corruption of Foreign Public Officials Act (Canada), as amended (the “CFPOA”), or the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign public official” (as such term is defined in the CFPOA) or any “foreign official” (as such term is defined in the FCPA); (iii) paid or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iv) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; and it and its affiliates have instituted and maintain and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with applicable anti-corruption laws; and (v) its operations and the operations of its affiliates are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and all other applicable anti-money laundering and anti-terrorist statutes of the jurisdictions in which it and its affiliates conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving it or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to its best knowledge, threatened; and
(g)when executed and delivered by Buyer and Seller, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its term, except as may be limited by any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.

Article VII.
PRODUCT WARRANTY, RECALLS, ADVERSE EVENTS
Section VII.1Product Warranty. Seller warrants to Buyer (for the benefit of Buyer and all other Buyer Parties), as of each applicable Delivery Date (together constituting the “Product Warranty” hereunder) in respect of the Products subject to the applicable Purchase Order being delivered:
(a)Seller holds the required Licenses and Cannabis Licenses under all Applicable Law necessary to engage in the transactions contemplated by this Agreement, including without limitation the ability to engage in the Production of Products pursuant to Applicable Law;
(b)all Products subject to such applicable Purchase Order:
(i)were Produced and handled in compliance with the Quality Agreement, Applicable Law, including without limitation, Good Production Practices;
(ii)conform, in all respects, to the Specifications (for the Warranty Period and subject to Section 7.02(b)), standards, samples, descriptions, and quality requirements, jointly specified or approved by Buyer and Seller for the Products;
(iii)have undergone all required quality assurance product testing as contemplated in the Quality Agreement and as required under Applicable Law (the “Seller Testing”), and all test results and data regarding the Product shall be provided by Seller to Buyer prior to the shipment of such Product, including, but not limited to, the Supporting Information for all Product received by any Buyer Party:
(iv)do not infringe upon, violate or misappropriate the Intellectual Property Rights of any Person;
(v)are fit and safe for human consumption or use;
(vi)have been sterilized prior to the Delivery Date, unless a COA conducted on any non-sterilized Product indicates that such Product is in compliance with the Quality Agreement, the Specifications and all Applicable Laws, as applicable;
(vii)were harvested no more than [*** - Commercially Sensitive Information Redacted] prior to the Delivery Date;
(viii)have a COA that is dated no more than [*** - Commercially Sensitive Information Redacted] prior to the Delivery Date;
(ix)have not been treated with any pest control product unless the product is registered for use on cannabis under the Pest Control Products Act (Canada) or other equivalent Applicable Law; and

(x)such Products will be conveyed by Seller to such Buyer Party with good title, free and clear of all Encumbrances.
Section VII.2Additional Product Warranty Terms.
(a)The Product Warranty:
(i)survives Seller’s delivery of the Products, the applicable Buyer Party’s receipt, inspection, acceptance, use of the Products and payment for the Products, and the termination or expiration of this Agreement;
(ii)allows Buyer to bring a claim on its own behalf or on behalf of any applicable Buyer Party, any of their respective successors or assigns and the users of such Buyer Party’s or its customers’ products;
(iii)may not be limited or disclaimed by Seller; and
(iv)shall not be limited to the Warranty Period to the extent that a breach of the Product Warranty results in a Recall.
(b)[*** - Commercially Sensitive Information Redacted]
(c)The applicable Buyer Party shall be responsible for storing the Products in accordance with its standard operating procedures, and the Buyer Parties acknowledge that Seller shall not be responsible for a breach in the Warranty that is directly and solely caused by the Buyer Party’s incorrect storage of such Products.
Section VII.3Remedies for Breach of Product Warranty. If the Products do not comply with the warranties in this Agreement, or, with respect to the Product Warranties set out in Section 7.01(b)(ii) and Section 7.01(b)(v), if the Products do not comply with the warranties in this Agreement during the Warranty Period, in addition to other remedies available under this Agreement, Seller shall, at Buyer’s option:
(a)replace such Non-Conforming Products; or
(b)credit or refund the price of such Non-Conforming Products plus any reasonable inspection, test, shipping, handling and transportation charges paid by such Buyer Party, less any applicable discounts, rebates or credits.
For such Non-Conforming Products, the applicable Buyer Party shall ship, at Seller’s expense and risk of loss, such Non-Conforming Products to the Seller and Seller shall, at Seller’s expense and risk of loss, return any replacement Products that conform to the Specifications to the location designated by such Buyer Party in a timely manner.
Section VII.4Recalls.

(a)In the event (i) any Regulatory Authority issues a request, directive or order that the Products be recalled or takes similar action in respect of the Products, or (ii) a court of competent jurisdiction orders such a recall or similar action in respect of the Products, or (iii) if either Party reasonably determines that an event, incident or circumstance has occurred which may result in the need for a recall or market withdrawal of the Products (collectively, a “Recall”), the Party notified of or determining the potential need for such Recall of Products (the “Recalled Products”) shall, within 24 hours, advise the other Party in writing of such notification or its determination and the Recall provisions in the Quality Agreement shall govern the rights and responsibilities of the Parties in respect of such Recall. Subject to the Quality Agreement, the non-recalling Party shall use its commercially reasonable efforts to cooperate and assist the recalling Party with such Recall, including providing the recalling Party with commercially reasonable assistance in the preparation of the recall report for such Recall.
(b)Subject to Section 7.04(c), once the Recall activities are initiated:
(i)each Party shall bear its own costs and expenses associated with such Recall; and
(ii)if either Party is required to return to the other Party or destroy any quantity of the Recalled Products as required by the Quality Agreement or Applicable Law, such Party shall bear the costs associated therewith (included any shipping costs and applicable Taxes) (such costs and expenses in Section 7.04(b)(i) and Section 7.04(b)(ii), collectively, the “Recall Costs”).
(c)If the Parties agree that the reasons(s) underlying the need for a Recall were the result of acts and omissions of one or both Parties, the Parties, acting reasonably, shall allocate a percentage of such fault to the non-recalling Party (the “Fault Percentage”) and the provisions of Section 7.04(b) shall apply, but only to the extent of the Fault Percentage, such that (i) the non-recalling Party shall be responsible for an amount of the aggregate Recall Costs equal to the aggregate amount of the Recall Costs multiplied by the Fault Percentage; and (ii) the recalling Party shall be responsible for the remaining amount of the aggregate Recall Costs. If the Parties are unable to mutually agree on the Fault Percentage within ten Business Days of a Recall, the dispute resolution procedures set out in Section 14.18 shall apply.
Article VIII.
CONFIDENTIALITY
Section VIII.1Scope of Confidential Information. From time to time during the Term, either Party (including, in respect of Buyer, any Buyer Party) (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) certain information about its business affairs, goods and services (including any forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, Know-How, Trade Secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether oral or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as

“confidential” constitutes “Confidential Information” hereunder. Confidential Information does not include information that, at the time of disclosure:
(a)is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Article VIII by the Receiving Party or any of its Representatives;
(b)is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that, to the Receiving Party’s knowledge, such third party is not and was not prohibited from disclosing such Confidential Information;
(c)was known by or in the possession of the Receiving Party or its Representatives before being disclosed by or on behalf of the Disclosing Party;
(d)was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or
(e)is required to be disclosed under Applicable Law.
Section VIII.2Protection of Confidential Information. The Receiving Party shall:
(a)protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;
(b)not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and
(c)not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The Receiving Party will inform each of its Representatives of the confidential nature of the Confidential Information and direct each such Representative to treat such Confidential Information in accordance with the terms of this Article VIII. The Receiving Party shall be responsible for any breach of this Section 8.02 caused by any of its Representatives.
Section VIII.3Disclosure Under Applicable Law. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall provide:
(a)prompt written notice of such requirement so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and
(b)reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If, after providing such notice and assistance as required herein, the Receiving Party remains required by Applicable Law to disclose any Confidential Information, the Receiving Party shall disclose no more than that portion of the Confidential Information which, on the advice in the view of the Receiving Party’s legal counsel, the Receiving Party is legally required to disclose and, upon the Disclosing Party’s request, shall use commercially reasonable efforts, at Disclosing Party’s sole cost and expense, to obtain assurances from the applicable court or agency that such Confidential Information will be afforded confidential treatment.
Section VIII.4Return / Destroy Confidential Information. Upon termination of this Agreement, upon the Disclosing Party’s written request, the Receiving Party shall promptly return or destroy all Confidential Information (including all copies, extracts or other reproductions) to the Disclosing Party and if destroyed, certify in writing to the Disclosing Party within such time frame that such Confidential Information (including any Confidential Information held electronically) has been destroyed. Notwithstanding the foregoing, the Receiving Party (i) may retain such copies of the Confidential Information to the extent required to be kept for compliance with any documented and consistently applied internal document retention or corporate governance policy, and (ii) will not be required to purge any electronic documents in the Receiving Party’s electronic archive system. Notwithstanding the foregoing, any Confidential Information that is not returned or destroyed, including without limitation any oral Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement, until such time as the Receiving Party has certified in writing to Disclosing Party that such Confidential Information has been returned or destroyed.
In the event of any conflict between the terms and provisions of this Article VIII and those of any other provision of this Agreement, the terms and provisions of this Article VIII shall prevail.
Article IX.
INSPECTION AND BUYER’S AUDIT RIGHTS
Section IX.1Audit. During the Term, Seller and Buyer shall, in addition to the audit and other review rights as contemplated in the Quality Agreement:
(a)within two Business Days of a request by a Party, make available to the other Party and its authorized Representatives all Records that have been requested from the requesting Party or by Health Canada or other Regulatory Authority auditors that are in the other Party’s possession or under its control relating to any Product (including, the Production thereof). This obligation will persist for a period of seven years after the termination of this Agreement; and
(b)retain all Records for the longer of (i) a period of seven years after the applicable Delivery Date or earlier termination of this Agreement, or (ii) the period required by Applicable Law, and will also comply with all its obligations under Applicable Law with respect to such records.
Section IX.2Buyer’s Rights. During the Term, Seller shall:

(a)give Buyer and its authorized Representatives every reasonable opportunity, but no more than five times per each 12 month period, to have access to and to inspect the Products and the Facility during business hours on a Business Day, at Buyer’s own cost;
(b)provide to Buyer (or any Buyer Party) all preliminary and final test results from the Seller Testing with respect to the Product as contemplated in the Quality Agreement, including relevant lot release materials and documents and all Supporting Information; and
(c)provide monthly reports to Buyer, which shall be included in the Seller Forecast or otherwise, regarding the status of the cultivars of Product that Seller is cultivating and Producing and will have available to sell to Buyer pursuant to the terms of this Agreement and shall notify Buyer as soon as reasonably possible if Seller’s cultivation of the Products or Production of the Products is negatively impacted by any means which could result in the Product not being available for Buyer to purchase or in the quality of the Product being negatively impacted or materially altered.
Section IX.3Records and Reports.
(a)Each Party shall promptly notify the other of its receipt from a Regulatory Authority of any form or notice specifically addressing the Products or matters affecting a Party's obligations under this Agreement. As applicable, each Party further agrees to maintain any records required by any Regulatory Authority. Each Party shall promptly provide to the other Party upon request complete copies of:
(i)all material correspondence, notices or responses received from and to the Regulatory Authority relating to the Products and their production, marketing, distribution and sale;
(ii)reports and correspondence relating to the Products and their production as they become available in connection with any of the following events:
1)receipt of a warning letter or similar advisory from any Regulatory Authority relating to the production, packaging and storage of the Products; and
2)any comments from a Regulatory Authority relating to the production of the Products requiring a response or action by the notifying Party.
(b)Seller shall create and maintain copies of accurate, complete, reliable and current (up to date) records necessary for the effective and efficient performance of its obligations under this Agreement, including (collectively, the “Records”):
(i)such documents, records, reports and other information required by Applicable Law and the provisions of this Agreement and the Quality Agreement;
(ii)detailed, accurate, complete and current financial records regarding the supply of Products to the Buyer during the Term;

(iii)such documents, records or other information relating to Seller’s use, display, reproduction or other exploitation of the Buyer's Intellectual Property pursuant to this Agreement; and
(iv)such other additional documents, books, records and other information as may be mutually agreed to in writing from time to time by the Representatives of the Parties.
(c)Seller shall, and shall cause its applicable Affiliates and Representatives to, retain accurate and complete copies of all Records for such period of time: (a) as required by Applicable Law; or (b) until seven years after the expiration or termination of this Agreement, whichever is longer (the “Retention Period”).
(d)At any time, and from time to time, during the Term, Buyer may make a written request for a copy of the Records created and maintained by Seller (a “Records Request”). Seller shall provide the requested Records as soon as reasonably practicable after the date of its receipt of the Records Request and, in any event, no later than five Business Days after its receipt of the Records Request. For greater certainty, a Records Request shall not be considered an audit for the purposes of this Agreement.
(e)Seller shall make available for review, promptly within two Business Days of a request by Health Canada, all data recorded or stocked by means of any device, including in electronic form, title documents, reports, studies, permits, licences and all other records in its possession or under its control relating to the Products, including documents relating to tracking, inventory, batch records, and any other documentation which is requested in writing by Health Canada inspectors. This obligation will persist for: (a) as required by Applicable Law; or (b) a period of seven years after a Delivery Date with respect to each respective Purchase Order, whichever is longer.
Section IX.4Subcontractor Information. If requested by Buyer, Seller shall use its commercially reasonable efforts to permit Buyer and its Representatives to obtain from subcontractors or other suppliers to Seller the information and permission to conduct the reviews specified with respect to Seller in this Article IX, to the extent that such information is reasonably required from such subcontractors to fully comply with Seller’s obligations pursuant to this Article IX.
Section IX.5No Relief of Obligations. Notwithstanding Buyer's rights contained in this Agreement or the Quality Agreement, Buyer will not have any obligation or liability to Seller or to any other Person to conduct or cause to be conducted any audit or inspection and will not incur any liability or obligation whatsoever for: (a) not conducting or causing to be conducted any audit or inspection, (b) not conducting or causing to be conducted the same carefully, completely or properly, or (c) for not addressing or otherwise acting upon any matters or information resulting from or identified during any such audit or inspection. The fact that any audit or inspection may not have been conducted or caused to be conducted by Buyer or any of its Representatives will not relieve Seller of any of its obligations under this Agreement or the Quality Agreement.

Section IX.6Consultation. In preparing reports and correspondence for any Regulatory Authority which might reasonably impact the other Party's obligations under this Agreement, each Party will consult with the other Party where reasonably possible and consistent with Applicable Law prior to submission of such reports.
Section IX.7Complaints. Each Party shall maintain copies of any oral or written dissatisfaction with the Products from a consumer, including any adverse reaction or serious adverse reaction, as each is defined in the Cannabis Act or under the equivalent laws, rules and regulations in a jurisdiction outside of Canada (a “Complaint”). Each Party shall provide notice of any Complaint it receives concerning the Products to the other Party within one Business Day of receipt. Buyer shall be responsible for handling all Complaints, responding to consumers, and establishing and maintaining Complaint files consistent with Applicable Law.
Article X.
INSURANCE
Section X.1Insurance. Seller will, without limiting its liability under this Agreement or its obligations under Applicable Laws, at its own expense and for the duration of the Agreement, maintain in effect prior to the commencement of the obligations under this Agreement, the insurance requirements described in this Article X, including coverage for their officers, directors and employees, given the nature of the products supplied under this Agreement. The required limits may be met with a combination of primary and excess/umbrella liability policies.
(a)Commercial General Liability insurance coverage with a limit of not less than $10,000,000.00 per occurrence. The policy shall be primary to and not contributory with any similar insurance carried by Buyer and include liability coverage for bodily injury including death, personal injury, property damage or destruction (including loss of use), employer's liability, products and completed operations, limited pollution liability, broad form property damage, cross liability or severability of interest clause, blanket contractual liability including coverage for the obligations assumed under this Agreement as an insured contract, and non-owned automobile, motorized equipment, unlicensed vehicles on and off premises owned or controlled by Seller.
(b)All Risk Property insurance coverage for the full replacement cost of Products of Buyer in the care, custody and control of the Seller including while in transit, as Buyer's interests appear.
(c)Cargo insurance in accordance with the terms of shipment for the full replacement cost of the Products. A certificate of insurance will be provided by Seller at Buyer's request.
(d)Worker's Compensation insurance covering all employees of Seller engaged in the performance of its obligations under this Agreement and in accordance with the statutory obligations imposed by the relevant province, territory, state or country in which the obligations under this Agreement are being provided.

(e)Automobile Liability insurance covering all licensed motor vehicles owned, non-owned, leased or used by Seller in the performance of its obligations under this Agreement for a limit of not less than $1,000,000.00 inclusive per occurrence, for bodily injury, including death, pollution liability and property damage (including loss of use). This policy shall cover risks of loading and unloading.
(f)Any other insurance required by Applicable Laws or that a prudent Seller would obtain and maintain given the nature of obligations provided under this Agreement or that Buyer may reasonably request Seller to obtain and maintain.
Section X.2Seller shall provide Buyer with a certificate of insurance evidencing the above and, on all policies where applicable, must include the following:
(a)a waiver of subrogation in favour of Buyer and its Affiliates;
(b)name Buyer, its affiliates, its directors, officers, employees and agents as additional insured; and
(c)contain a clause stating that Buyer's interests will not be prejudiced in the event the First named insured breaches any warranty of the policy.
Section X.3All insurance policies required pursuant to this Article X will be in accordance with the following requirements:
Section X.4If any of the required policies are cancelled, for any reason regarding the coverage as stated herein Seller's insurer shall provide 30 days prior written notice, or 15 days if cancellation is due to non-payment of premium, by email to: treasury@thecronosgroup.com and notices@thecronosgroup.com. In the event of such cancellation, Seller shall use commercially reasonable efforts to replace such cancelled insurance policy coverage with substantially similar insurance policy coverage that meets the requirements set forth in this Section;
(a)Seller will ensure that all insurance policies required under this Agreement are written by Insurers having an AM Best rating of "A-" or better, or the equivalent, and which are licensed to provide insurance coverage in the jurisdictions in which the obligations under this Agreement will be conducted; and
(b)The products and completed operations endorsements required by this Article X shall be maintained on a continuous basis for six years subsequent to termination of this Agreement.
(c)Any self-insured retention, deductibles, and exclusions in coverage in the policies required under this Article X will be assumed by, for the account of, and at the sole risk of Seller and, to the extent applicable, will be paid by Seller.
Section X.5Seller will deliver to Buyer up-to-date insurance certificates evidencing such required coverage before the commencement of provision of the obligations under this Agreement, within 15 days of the renewal of any such policy, and otherwise from time to time as is reasonably required by Buyer, provided that Buyer has no obligation to examine such certificates or to advise Seller in the event its insurance is not in compliance with this Article X. Seller will provide a certified copy of such required coverage upon Buyer's request.
Section X.6Seller will cause any subcontractors or sub-consultants of Seller to obtain and maintain similar insurance coverage as that required of the Seller and that would be maintained by a prudent subcontractor or sub-consultant and considered commercially reasonable in similar circumstances, including coverage for their respective officers, directors and employees.
Section X.7Neither the providing of insurance by Seller in accordance with the requirements of this Agreement nor the insolvency, bankruptcy or failure of any insurance company to pay any claim accruing shall be held to waive any of the provisions of this Agreement with respect to the liability of Seller or otherwise. The presence or absence of such insurance coverage as contemplated by this Agreement does not in any way decrease Seller's liability owed to Buyer.
Article XI.
INDEMNIFICATION
Section XI.1Indemnification. Subject to the terms and conditions of this Agreement, each of Seller and Buyer (as applicable, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates, and such Party’s and its Affiliates’ officers, directors, employees and agents (collectively, “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable legal fees, disbursements and charges, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by any Indemnified Party (collectively, “Losses”), arising out or resulting from any third-party Claim or any direct Claim against Indemnifying Party alleging:
(a)a material breach or non-fulfilment of any of Indemnifying Party’s representations, warranties, conditions or covenants set forth in this Agreement;
(b)any actual or alleged grossly negligent or more culpable act or omission of Indemnifying Party or any of its Representatives (including any recklessness) in connection with Indemnifying Party’s performance of its obligations under this Agreement;
(c)the actual or alleged fraud or willful misconduct of the Indemnifying Party or any of its Representatives; or
(d)any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Indemnifying Party or any of its Representatives.
Section XI.2Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend any Indemnified Party against any Claim (whether direct or indirect) if such Claim or the corresponding Losses result directly from, in whole or in part, Indemnified Party’s or its Personnel’s:
(a)gross negligence or more culpable act or omission (including recklessness or willful misconduct); or
(b)failure to materially comply with any of its obligations set forth in this Agreement or under Applicable Law.
Section XI.3Indemnification Procedures. If the Indemnified Party intends to seek indemnification from the indemnifying Party for any Losses pursuant to this Article XI, the Indemnified Party shall give prompt written notice to the indemnifying Party of the claim to which the indemnity applies (the “Indemnifiable Claim”). Such notice shall provide in reasonable detail any information that the Indemnified Party may have with respect to the Indemnifiable Claim (including copies of any summons, complaints, or other pleadings which may have been served on the Indemnified Party or its agents and any written claim, demand, invoice, billing, or other document evidencing the same). Such Notice shall also specify whether the Indemnifiable Claim arises as a result of a claim asserted by a Person that is not a Party against the Indemnified Party (a “Third Party Claim”) or whether the claim is asserted directly by the Indemnified Party (a “Direct Claim”). Failure to give prompt notice of a matter which may give rise to indemnification hereunder shall not affect the rights of an Indemnified Party to seek indemnification hereunder so long as such failure to so notify does not adversely affect in any material respect the Indemnifying Party's ability to defend the matter for which indemnification is sought.
Section XI.4With respect to any Third Party Claim, Buyer shall have the right, but not the obligation, to control the defence of the matter for which indemnification is sought under this Agreement, provided that the Buyer must conduct the defence actively and diligently thereafter; and provided further, however, that Buyer may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), except if such settlement does not require an admission of wrong doing, does not result in monetary damages and does not restrain Seller’s ongoing business. If Buyer fails to defend the Third Party Claim within a reasonable time, Seller shall be entitled to assume that conduct, provided that Seller must conduct the defence actively and diligently thereafter and that Seller may not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).
Section XI.5With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the claim, the Indemnifying Party shall have 60 days to investigate the claim. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of the 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim.
Section XI.6The Indemnifying Party waives any right it may have to require an Indemnified Party to proceed against or enforce any other right, power, remedy or security or to claim payment from any other Person before claiming under the indemnity provided for in this Article XI. It is not necessary for an Indemnified Party to incur expense or make payment before enforcing that indemnity. Nothing herein limits or restricts the obligation of a Party to account for any net Taxes benefit or any recovery, settlement or otherwise or under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Persons.
Section XI.7Buyer and Seller accept each indemnity in favour of each of the Indemnified Parties that is not a party to this Agreement, as agent and trustee of that indemnified Party and may enforce any such indemnity in favour of that Indemnified Party on behalf of that Indemnified Party, provided nothing herein shall prohibit or restrict each Indemnified Party to enforce any such indemnity in favour of that Indemnified Party and no amendment, modification or waiver of any rights or benefits of an Indemnified Party under this Article XI shall be effective in respect of an Indemnified Party unless such indemnified Party consents, in writing, to such amendment, modification or waiver, as the case may be. Each Party agrees to execute and deliver to any Indemnified Party, such indemnity agreements or other documents as may be reasonably necessary or desirable to provide each such Indemnified Party privity of contract with each Party in respect of the indemnity provided for in this Article XI in their favour.
Article XII.
LIMITATION OF LIABILITY
Section XII.1Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED IN Section 12.02 OR Section 12.03, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR AGGRAVATED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.
Section XII.2Subject to Section 12.03, each Party’s liability to the other Party for any Loss or other liability suffered by such other Party hereunder shall be limited, per year, to a maximum amount equal to 100% of all amounts actually paid by Buyer to Seller (less any Adjustment Amounts or other reimbursements paid by Seller to Buyer) hereunder under any applicable Purchase Orders during the six month period immediately preceding the event(s) giving rise to such Loss or other liability.

Section XII.3The exclusions and limitations in Section 12.01 and Section 12.02 shall not apply to:
(a)Losses or other liabilities arising out of or relating to a Party’s failure to comply with the Cannabis Act;
(b)Losses or other liabilities arising out of or relating to a Party’s failure to comply with its obligations under Article VIII (Confidentiality);
(c)Losses or other liabilities awarded against a Party in connection with any third party Action, where such Losses or other liabilities are subject to indemnification under Article XI (Indemnification);
(d)Losses or other liabilities arising out of or relating to a Party’s fraud, gross negligence or willful misconduct; and
(e)death or bodily injury or damage to real or tangible personal property resulting from a Party’s gross negligence or willful misconduct.
The provisions of this Article XII shall survive and remain in full force and effect following any termination or expiry of this Agreement in accordance with the applicable statutes of limitation.
Article XIII.
TERM; TERMINATION
Section XIII.1Term.
(a)This Agreement shall commence on the Effective Date set forth above and shall continue for four years, unless and until earlier terminated as provided under this Agreement (the “Initial Term”). Following the completion of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each a “Renewal Term”, and together with the Initial Term, the “Term”) unless earlier terminated or unless either Party provides notice of its election not to renew at least twelve months prior to the end of the current Term.
Section XIII.2Termination.
(a)This Agreement may be terminated, at any time, by the mutual written consent of the Parties.
(b)Either party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”), if the Defaulting Party:
(i)repudiates, or threatens to repudiate, any of its obligations under this Agreement;
(ii)except as otherwise specifically provided under this Section 13.02, if the Defaulting Party is in material breach of, or threatens to materially breach, any representation, warranty, condition or covenant of such Defaulting Party under this Agreement and either the material breach cannot be cured or, if the material breach can be cured, it is not cured by the Defaulting Party within a commercially reasonable period of time under the circumstances, in no case exceeding 15 days following the Defaulting Party’s receipt of Notice of such breach;
(iii)if:
1)the Defaulting Party admits its inability to pay its debts generally as they become due or otherwise acknowledges its insolvency;
2)the Defaulting Party ceases to carry on business in the ordinary course;
3)the Defaulting Party institutes any proceeding, takes any corporate action or executes any agreement to authorize its participation in or commencement of any of the following proceedings unless the Defaulting Party cures or retracts such action, agreement or proceeding within 90 days following the commencement thereof seeking: (A) to adjudicate it a bankrupt or insolvent; (B) liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debts or making a proposal with respect to it under any Applicable Law relating to bankruptcy, insolvency, reorganization or compromise of debts or similar laws; or (C) appointment of a receiver, trustee, agent, custodian or other similar official for it or any substantial party of its properties and assets; or
4)a creditor or any other Person privately commences any proceeding against or affecting the Defaulting Party (except if and so long as such proceeding is being contested in good faith by appropriate proceedings by the Defaulting Party) against or affecting the Defaulting Party seeking: (X) to adjudicate it a bankrupt or insolvent; (Y) liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of it or any of its property or debts or making a proposal with respect to it under any Applicable Law relating to bankruptcy, insolvency, reorganization or compromise of debts or similar laws; or (Z) appointment of a receiver, trustee, agent, custodian or other similar official for it or any substantial party of its properties and assets; or
(iv)in the event of a Force Majeure Event affecting Seller’s performance of this Agreement for more than 120 days.
(c)Buyer may terminate this Agreement effective upon written notice to Seller if:
(i)Seller fails to supply at least 25% of the Minimum Monthly Quantity for three consecutive months, provided that Non-Conforming Products shall not be counted toward the Minimum Monthly Quantity for purposes of this Section 13.02(c)(i);
(ii)Mucci’s percentage ownership in Seller is less than 40%;

(iii)there is a change in Control of Mucci or BertCo, other than a change of Control permitted pursuant to the Shareholders’ Agreement or that is approved by Buyer; or
(iv)the Consulting Services Agreement is terminated.
(d)Any termination under this Section 13.02 will be effective on the Defaulting Party’s receipt of non-Defaulting Party’s Notice of termination or such later date (if any) set forth in such termination Notice.
Section XIII.3Effect of Expiration or Termination.
(a)Unless Buyer directs otherwise in accordance with Section 13.03(e), any termination under Section 13.02 automatically terminates all issued and outstanding Purchase Orders.
(b)Immediately upon a Notice of termination being delivered, in accordance with an applicable termination right under Section 13.02, by a Party to the other Party hereunder (as stated in such Notice), Seller shall, unless otherwise directed by Buyer;
(i)promptly terminate all performance under this Agreement and, unless Buyer directs otherwise in accordance with Section 13.03(e), under any outstanding Purchase Orders; and
(ii)return to Buyer any property furnished by or belonging to Buyer, any Buyer Party or any of Buyer’s customers, or dispose of such property in accordance with Buyer’s instructions (provided that Buyer will reimburse Seller for the actual, reasonable costs associated with such disposal);
(c)Expiration or termination of the Term will not affect any rights or obligations of the Parties that:
(i)come into effect upon or after termination or expiration of this Agreement; or
(ii)otherwise survive the expiration or earlier termination of this Agreement under Section 14.05.
(d)The Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, will not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party solely by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of the terminating Party’s rights or remedies under this Agreement, at law, in equity or otherwise.
(e)Within 30 days following the termination of this Agreement by Buyer pursuant to Section 13.02(b) or Section 13.02(c), Buyer shall determine, in its sole discretion, the quantity of Products contemplated in its most recent Forecasts that Buyer still intends to purchase in each subsequent month, provided that such quantity is no greater than the quantity contemplated in such Forecasts, and the Seller shall remain responsible for making such quantity of Product available to Buyer, after which time this Agreement shall terminate. For greater certainty, if

Buyer elects to terminate this Agreement pursuant to Section 13.02(b) or Section 13.02(c), Buyer shall only have a continuing obligation to purchase Products if it elects to do so pursuant to this Section 13.03(e), in its sole discretion.
Article XIV.
MISCELLANEOUS
Section XIV.1Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.
Section XIV.2Relationship of the Parties. The relationship between Seller and Buyer for the purposes of this Agreement is solely that of vendor and vendee, and the Parties are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.
Section XIV.3Entire Agreement. This Agreement amends and restates the Second Amending Agreement in its entirety. Each of the Parties agree and confirm that all of the rights, liabilities and obligations under the Second Amending Agreement arising on or prior to the date of this Agreement continue in full force and effect, as further amended and restated in accordance with the terms of this Agreement. Subject to Section 14.04, this Agreement, including and together with any the Quality Agreement and Purchase Orders issued hereunder, and all schedules, exhibits, attachments or appendices specifically referenced herein or therein, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, conditions and warranties, both written and oral, regarding such subject matter.
Section XIV.4Order of Precedence.
(a)The express terms and conditions contained in this Agreement and the Purchase Orders and Confirmations issued hereunder exclusively govern and control each of the Parties’ respective rights and obligations regarding the Production, purchase and sale of the Products, and the Parties’ agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order, Confirmation, or this Agreement conflict, the order of precedence is:
(i)this Agreement;
(ii)the terms of the relevant Confirmation; and
(iii)the terms of the relevant Purchase Order.

(b)Subject to the order of precedence above, each accepted Purchase Order consists of the terms and conditions of each Purchase Order, which incorporates by reference the terms and conditions of this Agreement for all applicable purposes hereunder.
(c)Notwithstanding the above, if any terms and conditions contained herein, in a Purchase Order, or in a Confirmation regarding quality standards or technical specifications conflict with any terms and conditions contained in the Quality Agreement, the order or precedence is:
(i)the Quality Agreement;
(ii)this Agreement;
(iii)the terms of the relevant Confirmation; and
(iv)the terms of the relevant Purchase Order.
(d)Without limiting anything contained in this Section 14.04, any additional, contrary or different terms contained in any Confirmation or any of Seller’s invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by Buyer and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.
Section XIV.5Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations, conditions and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement; and (b) Article VIII (Confidentiality), Article X (Insurance), Article XI (Indemnification), Article XII (Limitation of Liability), Section 13.03 (Effect of Termination), Section 14.05 (Survival) and Section 14.18 (Governing Law) of this Agreement, as well as any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.
Section XIV.6Notices. All notices, requests, consents, claims, demands, waivers and other communications (the “Notice”) hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses listed below:
in the case of a notice to Buyer:
Peace Naturals Project Inc.

Attention:    Legal Department
E-mail:        notices@thecronosgroup.com
in the case of a notice to Seller:
Cronos Growing Company Inc.
609 Road 3 East
Kingsville, Ontario N9Y 2E5
Attention:     Mat Walsh
E-mail:     finance@cronosgrowco.com

with copy to (which copy shall not constitute notice):
Miller Thomson LLP
40 King St. West, Suite 5800
Toronto, Ontario M5H 3S1
Attention:     Jason Sernoskie
Email:     jsernoskie@millerthomson.com

Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 14.06.
Section XIV.7Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” is deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, schedules, exhibits, attachments and appendices mean the sections of, and schedules, exhibits, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The schedules, exhibits, attachments and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in Canadian currency.
Section XIV.8Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
Section XIV.9Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
Section XIV.10Amendment and Modification. No amendment to this Agreement or any Purchase Order is effective unless it is in writing and signed by each Party.
Section XIV.11Waiver.
(a)No waiver under this Agreement is effective unless it is in writing and signed by the Party waiving its right.
(b)Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.
(c)None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:
(i)any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or
(ii)any act, omission or course of dealing between the Parties.
Section XIV.12Cumulative Remedies. All rights and remedies provided in this Agreement, including any cash payments, credits, cancellations or rescissions, are cumulative and not exclusive, and the exercise by either Party of any right or remedy (whether or not such right or remedy is set forth in this Agreement) does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.
Section XIV.13Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Article VIII would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 14.13.
Section XIV.14Assignment. Except as specifically provided under this Agreement, no Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties; provided that, unless otherwise prohibited by Applicable Law, any Party may, without the consent of the other Parties, assign any of its rights or obligations under this Agreement to its Affiliates. Any purported assignment in violation of this Section 14.14 is null and void. No assignment or delegation relieves the assigning Party of any of its obligations under this Agreement.
Section XIV.15Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.
Section XIV.16No Third-party Beneficiaries. Except as expressly set forth in this Section 14.16, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The Parties hereby designate each Indemnified Party as a third-party beneficiary of Article XI
Section XIV.17Buyer Guarantee
(a)Buyer hereby unconditionally and irrevocably guarantees to Seller, and covenants and agrees to be jointly and severally liable with each Affiliate of Buyer that is a Buyer Party (“Buyer Affiliate”) as principal obligor for, the due and punctual payment and performance of all of each Buyer Party’s covenants, duties and obligations under or relating to this Agreement when and if such covenants, duties and obligations shall become due and performable in accordance with the terms of this Agreement.
Section XIV.18Governing Law/Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada and the Canadian federal laws applicable therein, without regard to its conflict of laws provisions. Any dispute arising in connection with this Agreement, including request for injunctive or equitable relief, shall be submitted to a court of competent jurisdiction in the Province of Ontario, Canada and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement, except for matters that can be tried only before a Federal Court in which case jurisdiction and venue shall be in Ontario. The Parties to this Agreement each hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario and of the Federal Court in accordance with the foregoing and waive any objection to venue or any claim of inconvenient forum.
Section XIV.19Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. Notwithstanding anything to the contrary herein, a signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section XIV.20Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”). A Party’s financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes will not excuse performance by a Party under this Section 14.20. A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. The applicable Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.
(a)During any Force Majeure Event relating to the Seller, the Buyer Parties may, at their sole option (a) purchase Products from other sources without liability to Seller, or (b) require Seller to deliver to the Buyer Parties all finished Products, work in process produced or acquired for work under this Agreement.
(b)If requested by Buyer, Seller shall, within two days of such request, provide adequate assurances that a Force Majeure Event will not exceed 120 days. If the delay lasts more than such 120 day period, or if Seller does not provide such adequate assurances, Buyer may, in accordance with Section 13.02(b), immediately terminate this Agreement without any liability to Seller.
Section XIV.21Language. The parties have required that this Agreement and all documents and notices resulting from it be drawn up in English. Parties aux présents ont exigés que la présente convention ainsi que tous les documents et avis qui s’y rattachent ou qui en découleront soient rédigés en anglais.
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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

CRONOS GROWING COMPANY INC.
By /s/ Umberto Mucci Name: Title:

PEACE NATURALS PROJECT INC.
By /s/ Jeffrey Jacobson Name: Jeffrey Jacobson Title: General Manager

Signature Page – A&R Supply Agreement